UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934
Date of Report: February 17, 2010
QUIXOTE CORPORATION
(Exact name of registrant as specified in its charter)
Commission file number 001-08123

DELAWARE	36-2675371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
35 EAST WACKER DRIVE, CHICAGO, ILLINOIS 60601
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number including area code: (312) 467-6755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     Pursuant to the terms of the Indenture, dated as of February 9, 2005 (as amended and supplemented, the “Indenture”), between Quixote Corporation (the “Company”) and Wells Fargo Bank, N.A., as successor to LaSalle Bank N.A. (the “Trustee”), holders of the Company’s 7% Convertible Senior Subordinated Notes due 2025 (the “Notes”) had the contractual right (the “Put Option”) to require the Company to purchase on February 16, 2010 (the “Purchase Date”) any or all of the outstanding Notes held by each such holder at a purchase price of 100% of the principal amount thereof, plus any accrued and unpaid interest up to but excluding the Purchase Date, payable in cash (the “Purchase Price”). In accordance with the terms of the Indenture and the Notes, a notice of the Put Option was sent to holders of the Notes on December 29, 2009. As of 5:00 p.m., New York City time, on February 12, 2010, the deadline for holders to exercise the Put Option, holders of $26,000,000 of the $40,000,000 aggregate principal amount of the Notes had exercised the Put Option. The Company paid the $27,400,000 Purchase Price for such Notes on February 16, 2010.
     On February 11, 2010, pursuant to the terms of the Indenture, the Company notified the Trustee of its election to redeem the remaining $14,000,000 in principal amount of Notes on March 3, 2010 (the “Redemption Date”) at a redemption price of 100% of the principal amount thereof, plus any accrued and unpaid interest up to but excluding the Redemption Date, payable in cash (the “Redemption Price”). Following the Company’s payment of the Redemption Price of $14,049,000 on the Redemption Date, all of the Notes will be paid in full and no Notes will be outstanding. Other than the right of holders to receive the Redemption Price, all rights with respect to the Notes will cease to accrue on the Redemption Date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 17, 2010	QUIXOTE CORPORATION
/s/ S. Theis Rice
S. THEIS RICE
Vice President and Secretary